Exhibit 99.2

FREE TRANSLATION OF
EXCERPTS FROM THE EXECUTIVE ORDER OF THE FRENCH REPUBLIC

DELEGATING SIGNATURE AUTHORITY FOR

THE DEPARTMENT IN CHARGE OF FINANCIAL INVESTMENTS OF

CAISSE DES DÉPÔTS ET CONSIGNATIONS

Dated: December 9, 2017

Caisse des dépôts et des Consignations

Executive order (arrêté) dated December 9, 2017 delegating power of signature for the department in charge of financial investments of the Caisse des dépôts et consignations.

The General Manager of the Caisse des dépôts et consignations,

Having regard to the French Monetary and Financial Code, in particular Articles L. 518-2 et seq. and R. 518-1 et seq .;

Having regard to Title X of the Finance Act of April 28, 1816, as amended;

Having regard to the executive order dated August 17, 2016 appointing Olivier Mareuse as General Manager of the Caisse des dépôts et consignations,

Resolves,

[…]

Art. 2. — Power of signature is given to Mr. Eric Flamarion, director of the financial investments department (département des placements financiers), in order to sign on behalf of the General Manager (directeur général), any acts described in Article 1, and in the event of the absence or incapacity of Mr. Olivier Mareuse and Ms. Virginie Chapron-du Jeu, any written documents relating to contracts covered by the provisions of regulation no. 2015-899 of July 23, 2015.

Art. 3 — In the event of the absence or incapacity of Mr. Eric Flamarion, power of signature is given, in order to sign on behalf of the General Manager (directeur général), any acts carried out in connection with the management of the portfolios of securities of the saving funds within the limits of attributions of the department of financial investments (département des placements financiers), with the exception of those covered by the provisions of regulation no. 2015-899 of July 23, 2015, with the ability to substitute between themselves this power, to:

1° Mr. Joël Prohin, head of the asset management department (responsable de la gestion des portefeuilles);

2° Mr. Laurent Deborde, head of the management of innovation and development programs (responsable de la gestion des programmes innovation et développement);

3° Ms. Laurence Giraudon, head of the support and operations department (responsable support et opérations).

Art. 4 — In the event of the absence or incapacity of Mr. Eric Flamarion, power of signature is given, in order to sign on behalf of the General Manager (directeur général), any acts covered by the provisions of regulation no. 2015-899 of July 23, 2015 to Ms. Laurence Giraudon.

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